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                                                                    EXHIBIT 1(f)

                      MUNIYIELD MICHIGAN INSURED FUND, INC.

                            CERTIFICATE OF CORRECTION

            Pursuant to Section 1-207 of the Maryland Corporations and Associations Code, MuniYield Michigan Insured Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby files this Certificate of Correction and certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: The title of the document being corrected hereby is Articles of Amendment (hereinafter referred to as the "Articles").

            SECOND: The name of the party to which the Articles apply is MuniYield Michigan Insured Fund, Inc. (although the Articles were mistakenly placed among the charter documents of MuniYield Michigan Fund, Inc.).

            THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland on August 26, 1992.

            FOURTH: Article First of the Articles, as originally filed, amended
Article II of the Corporation's charter to change the name of the Corporation to "MuniYield Michigan Fund II, Inc."

            FIFTH: Article First of the Articles, as hereby corrected, is as follows:

                                   "Article II

                                      NAME

                   The name of the Corporation is MuniYield Michigan Insured Fund, Inc."

            SIXTH: This Certificate of Correction does not change the effect date of the Articles.

            SEVENTH: This Certificate of Correction does not affect any right or liability accrued or incurred before its filing, except that any right or liability accrued or incurred by reason of the error or defect being corrected shall be extinguished by the filing if the person having the right has not detrimentally relied on the original Articles.


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            IN WITNESS WHEREOF, the undersigned hereby acknowledges, in the name and on behalf of the Corporation, this Certificate of Correction to be the corporate act of the Corporation and further certifies, under penalties of perjury, that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all materials respects, all on this 6th day of December, 1994.

                                MUNIYIELD MICHIGAN INSURED FUND, INC.

                                /s/ Arthur Zeikel
                                Arthur Zeikel
                                Vice President

Attest:

/s/ Mark B. Goldfus
Mark B. Goldfus
Secretary